Exhibit 99.1

Contact:	Joanne Ferrara, Investor Relations
631-773-5813
joanne.ferrara@falconstor.com

FalconStor Software Announces Record Q4 Revenues

MELVILLE, N.Y., February 10, 2011— FalconStor Software, Inc. (NASDAQ: FALC), the market leader in disk-based data protection solutions, today announced financial results for its fourth quarter and full year ended December 31, 2010.

Total revenues for the fourth quarter of 2010 were $26.5 million, an increase of 18% compared with $22.4 million in the same period a year ago.  GAAP income from operations for the fourth quarter of 2010 was $0.8 million, compared with a loss from operations of $3.3 million for the same period a year ago. GAAP net loss for the quarter was $0.1 million with breakeven earnings per share compared with a net loss of $1.5 million or $0.03 per share for the same period a year ago.

Non-GAAP income from operations was $2.4 million in the fourth quarter of 2010, compared with a loss from operations of $1.2 million for the same period a year ago.  Non-GAAP net income was $2.2 million or $0.05 per diluted share in the fourth quarter of 2010, compared with a net loss of $0.8 million or $0.02 per share, in the fourth quarter of 2009. Non-GAAP results exclude the effects of stock-based compensation net of the related income taxes.

For the year ended December 31, 2010, revenues declined 7% to $82.8 million, compared with $89.5 million for the same period a year ago.  GAAP loss from operations for 2010 was $17.6 million compared with a loss of $6.3 million in 2009.  GAAP net loss was $35.4 million, or $0.78 per share for 2010 compared with a net loss of $3.1 million, or $0.07 per share in 2009.  In 2010, the Company concluded that its domestic deferred tax assets could not be realized on a more-likely-than-not basis, therefore a valuation allowance of $16.3 million was required to be recorded on these previously recognized deferred tax assets.  This valuation allowance had no cash impact and was recorded within the tax provision during the third quarter of 2010, and is included within the full year 2010 tax provision.

Non-GAAP loss from operations in 2010 was $8.9 million compared with income from operations of $2.5 million in 2009.  Non-GAAP results exclude the effects of stock-based compensation expense net of the related income taxes.

The Company closed the year with $37.3 million in cash, cash equivalents, and marketable securities.  Cash flow from operations for the fourth quarter of 2010 was $4.2 million and for the full year 2010 cash flow from operations was ($1.7) million.  Deferred revenue at December 31, 2010 was $23.5 million, an increase of 6% compared with the same period a year ago.

“We achieved a solid fourth quarter, which was highlighted by record quarterly revenues and significant enterprise wins with our partner Hitachi Data Systems.  We are pleased to see the results of our increased focus on partners and channel operations,” said Jim McNiel, president and CEO of FalconStor Software.  “We are excited about our new sales team in North America and about delivering on our vision of service-oriented data protection in 2011. FalconStor is on course for delivering the next generation of data protection solutions.”

The Company will host a conference call to discuss its financial results on Thursday, February 10, 2011 at 4:30 p.m. EST. To participate in the conference call, please dial:

Toll Free: 1-877-941-8631
International: +1-480-629-9819

To view the presentation, please copy and paste the following link into your browser and register for this meeting.  Once you have registered for the meeting, you will receive an email message confirming your registration.

https://falconstor.webex.com/falconstor/j.php?ED=146322397&RG=1&UID=1056861372

Meeting: FalconStor Q4 2010 Earnings
Meeting password: q4numbers
Meeting Number: 482 170 280

If you are unable to register via the Internet, please contact Joanne Ferrara, Investor Relations at 631-773-5813 or joanne.ferrara@falconstor.com.

A conference call replay will be available beginning February 10 at 6:30 PM ET through 11:59 PM ET on February 15. To listen to the replay of the call, dial toll free: 1-800-406-7325 or International: +1-303-590-3030, passcode: 4406439, or visit our website at www.falconstor.com/investors.

Non-GAAP Financial Measures
The non-GAAP financial measures used in this press release are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The Company’s management refers to these non-GAAP financial measures in making operating decisions because they provide meaningful supplemental information regarding the Company’s operating performance. In addition, these non-GAAP financial measures facilitate management’s internal comparisons to the Company’s historical operating results and comparisons to competitors’ operating results. We include these non-GAAP financial measures (which should be viewed as a supplement to, and not a substitute for, their comparable GAAP measures) in this press release because we believe they are useful to investors in allowing for greater transparency into the supplemental information used by management in its financial and operational decision-making. The non-GAAP financial measures exclude noncash stock-based compensation charges for all periods presented. The sum of quarterly non-GAAP net income (loss) and per share amounts do not equal the annual non-GAAP amounts reported due to an adjustment to the non-GAAP tax provision amount recorded in the third quarter of 2010. For a reconciliation of our GAAP and non-GAAP financial results, please refer to our Reconciliation of GAAP to Non-GAAP Financial Measures, which is included in this press release.

About FalconStor
FalconStor Software, Inc. (NASDAQ: FALC) is the market leader in disk-based data protection. FalconStor delivers proven, comprehensive data protection solutions that facilitate the continuous availability of business-critical data with speed, integrity and simplicity. The Company’s TOTALLY Open™ technology solutions, built upon the award-winning IPStor® platform, include the industry leading Virtual Tape Library (VTL) with deduplication, Continuous Data Protector (CDP), File-interface Deduplication System (FDS), and Network Storage Server (NSS), each enabled with WAN-optimized replication for disaster recovery and remote office protection, and the HyperFS® file system. FalconStor products are available as OEM or branded solutions from industry leaders, including Acer, Data Direct Networks, Dynamic Solutions International, EMC, Fujitsu, Hitachi Data Systems, HP, Huawei, Pillar Data Systems, SGI, SeaChange and Spectra Logic and are deployed by thousands of customers worldwide, from small businesses to Fortune 1000 enterprises.

FalconStor is headquartered in Melville, N.Y., with offices throughout Europe and the Asia Pacific region. FalconStor is an active member of the Storage Networking Industry Association (SNIA). For more information, visit www.falconstor.com or call 1-866-NOW-FALC (866-669-3252).

# # #

This press release includes forward-looking statements that involve risk and uncertainties that could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include: delays in product development; market acceptance of FalconStor’s products and services; technological change in the storage and networking industries; competition in the network storage software market; the potential failure of FalconStor’s OEM partners to introduce or to market products incorporating FalconStor’s products; intellectual property issues; and other risk factors discussed in FalconStor’s reports on Forms 10-K, 10-Q and other reports filed with the Securities and Exchange Commission.

FalconStor, FalconStor Software, HyperFS and IPStor are registered trademarks and TOTALLY Open is a trademark of FalconStor Software, Inc., in the U.S. and other countries. All other company and product names contained herein may be trademarks of their respective holders.

Links to websites or pages controlled by parties other than FalconStor are provided for the reader’s convenience and information only.  FalconStor does not incorporate into this release the information found at those links nor does FalconStor represent or warrant that any information found at those links is complete or accurate.  Use of information obtained by following these links is at the reader’s own risk.

FalconStor Software, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS

	December 31, 2010	December 31, 2009
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$17,842,555	$15,752,528
Marketable securities	18,903,635	24,952,966
Accounts receivable, net	23,286,660	24,948,261
Prepaid expenses and other current assets	1,190,531	1,556,787
Income tax receivable	385,682	830,816
Inventory	1,409,659	329,657
Deferred tax assets, net	-	4,320,773

Total current assets	63,018,722	72,691,788

Property and equipment, net	5,796,013	7,601,727
Long-term marketable securities	578,643	1,077,466
Deferred tax assets, net	235,197	9,698,859
Other assets, net	2,379,225	2,958,229
Goodwill	4,150,339	4,150,339
Other intangible assets, net	387,222	823,416

Total assets	$76,545,361	$99,001,824

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,455,013	$1,570,190
Accrued expenses	9,109,424	8,454,743
Deferred revenue, net	16,979,455	16,570,076

Total current liabilities	27,543,892	26,595,009

Other long-term liabilities	2,507,169	608,907
Deferred revenue, net	6,555,437	5,644,994

Total liabilities	36,606,498	32,848,910

Commitments and Contingencies

Total stockholders' equity	39,938,863	66,152,914

Total liabilities and stockholders' equity	$76,545,361	$99,001,824

FalconStor Software, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009

Revenues:
Product revenues	$18,522,395	$15,146,866	$51,905,096	$61,234,075
Support and services revenues	7,955,155	7,282,441	30,938,650	28,225,106
	26,477,550	22,429,307	82,843,746	89,459,181
Cost of revenues:
Product	3,111,284	1,374,498	9,291,236	3,390,065
Support and service	3,183,937	3,543,175	13,204,089	13,676,740
Total cost of revenues	6,295,221	4,917,673	22,495,325	17,066,805

Gross profit	$20,182,329	$17,511,634	$60,348,421	$72,392,376

Operating expenses:
Research and development costs	5,637,562	6,719,460	25,849,374	26,609,986
Selling and marketing	9,678,933	11,231,875	40,844,909	42,255,099
General and administrative	4,025,276	2,878,897	11,242,705	9,875,254
Total operating expenses	19,341,771	20,830,232	77,936,988	78,740,339

Operating income (loss)	840,558	(3,318,598)	(17,588,567)	(6,347,963)

Interest and other loss, net	(316,156)	(146,614)	(213,079)	(127,803)

Income (loss) before income taxes	524,402	(3,465,212)	(17,801,646)	(6,475,766)

Provision (benefit) for income taxes	577,631	(1,988,159)	17,573,975	(3,383,061)

Net loss	$(53,229)	$(1,477,053)	$(35,375,621)	$(3,092,705)

Basic net loss per share	$(0.00)	$(0.03)	$(0.78)	$(0.07)

Diluted net loss per share	$(0.00)	$(0.03)	$(0.78)	$(0.07)

Weighted average basic shares outstanding	46,084,828	44,690,260	45,549,314	44,781,918

Weighted average diluted shares outstanding	46,084,828	44,690,260	45,549,314	44,781,918

FalconStor Software, Inc. and Subsidiaries
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009

GAAP income (loss) from operations	$840,558	$(3,318,598)	$(17,588,567)	$(6,347,963)
Add: non-cash stock option expense (1)	1,514,953	2,114,893	8,685,569	8,827,441
Non-GAAP income (loss) from operations	2,355,511	(1,203,705)	(8,902,998)	2,479,478

GAAP net loss	$(53,229)	$(1,477,053)	$(35,375,621)	$(3,092,705)
Add: non-cash stock option expense, net of income taxes (2)	2,273,741	702,774	9,435,637	5,890,516
Non-GAAP net income (loss)	2,220,512	(774,279)	(25,939,984)	2,797,811

GAAP gross margin – Product	83%	91%	82%	94%
Add: non-cash stock option expense (1)	0%	0%	0%	0%
Non-GAAP gross margin - Product	83%	91%	82%	95%

GAAP gross margin – Support and Service	60%	51%	57%	52%
Add: non-cash stock option expense (1)	3%	5%	4%	5%
Non-GAAP gross margin – Support and Service	63%	57%	61%	57%

GAAP operating margin	3%	(15%)	(21%)	(7%)
Add: non-cash stock option expense (1)	6%	9%	10%	10%
Non-GAAP operating margin	9%	(5%)	(11%)	3%

GAAP Basic EPS	$(0.00)	$(0.03)	$(0.78)	$(0.07)
Add: non-cash stock option expense, net of income taxes (2)	0.05	0.02	0.21	0.13
Non-GAAP Basic EPS	0.05	(0.02)	(0.57)	0.06

GAAP Diluted EPS	$(0.00)	$(0.03)	$(0.78)	$(0.07)
Add: non-cash stock option expense, net of income taxes (2)	0.05	0.02	0.21	0.13
Non-GAAP Diluted EPS	0.05	(0.02)	(0.57)	0.06

Weighted average basic shares
Outstanding (GAAP and as adjusted)	46,084,828	44,690,260	45,549,314	44,781,918
Weighted average diluted shares
Outstanding (GAAP and as adjusted)	46,230,304	44,690,260	45,549,314	46,061,399

Footnotes:

(1)	Represents non-cash, stock-based compensation charges as follows:

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2010	2009	2010	2009

Cost of revenues - product	$8,082	$5,370	$31,779	$26,398
Cost of revenues – support and service	229,620	384,641	1,117,550	1,534,208
Research and development costs	506,638	748,998	2,987,146	3,030,747
Selling and marketing	504,243	682,834	3,379,518	3,107,877
General and administrative	266,370	293,050	1,169,576	1,128,211

Total non-cash stock-based compensation expense	$1,514,953	$2,114,893	$8,685,569	$8,827,441

(2)
Represents the effects of non-cash stock-based compensation expense recognized in accordance with the FASB Accounting Standards Codification, Topic 718, for the three and twelve months ended December 31, 2010 and 2009, net of related income tax effects.